Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces  Results for 1st Quarter 2021

Merger of Equals with CFBanc Corporation Closed April 1, 2021

LOS ANGELES, CA – (BUSINESS WIRE) – May 3, 2021 – Broadway Financial Corporation (“Broadway”) (NASDAQ Capital Market: BYFC), reported a consolidated net loss of $3.5 million, or  ($0.13) per share, for the first quarter of 2021, compared to a consolidated net loss of $33 thousand, or $0.00 per share, for the first quarter of 2020.

The results for the first quarter of 2021 and 2020 are results of Broadway Financial Corporation and its subsidiary, Broadway Federal Bank, f.s.b. ( “Broadway Bank” or the “Bank”) on a standalone basis, and do not include any results of CFBanc Corporation and its subsidiaries.

Broadway Financial Corporation completed its merger with CFBanc Corporation on April 1, 2021, with Broadway Financial Corporation continuing as the surviving entity.  Immediately following this merger, Broadway Bank merged with and into City First Bank of D.C, National Association with City First Bank of D.C., National Association continuing as the surviving entity (which concurrently changed its name to City First Bank, National Association).   Following the merger, Broadway completed the sale of 18,474,000 shares of common stock in private placements with institutional and accredited investors, raising $32.9 million in gross proceeds, with both the merger and completed private placement significantly increasing Broadway’s total equity capitalization and potential for growth and increased lending in low-to-moderate income communities.

The loss during the first quarter of 2021 was primarily due to merger-related expenses of $5.4 million, which included $3.4 million in severance and other compensation costs, $1.8 million in professional service expenses and $213 thousand for insurance.

Brenda Battey, Chief Financial Officer of Broadway and its former subsidiary Broadway Bank, commented, “The first quarter was an eventful quarter in the history of Broadway.  While financial results were adversely affected by non-recurring expenses associated with the merger with CFBanc Corporation, Broadway finished the quarter without any delinquencies or requests from customers for loan modifications related to the enduring COVID-19 Pandemic.  Excluding the merger-related expenses, Broadway had a nominal loss for the quarter, reflecting compression in net interest margins, which has been pervasive throughout the banking industry, and restrained loan growth, which we expect to be alleviated with the consummation of the merger.”

Chief Executive Officer, Brian Argrett added, “I am excited to be taking the reins of leadership for Broadway as it moves forward as the parent company of the combined CityFirstBroadway financial organization, the largest Black-led Minority Depository institution in the country.  Our focus is to be a leading provider of financial products and services to economically underserved urban communities, supported by impact-focused investors and depositors who share CityFirstBroadway’s mission to help close the racial wealth gap and expand opportunity through the focused and efficient provision of capital.  Through the merger, we intend to extend and expand the legacy of Broadway’s founders, who created an important and enduring institution that has proudly served black and other minority communities with distinction since 1946.  The opportunities created by our merger of equals are firmly built upon the collective vision of each institution’s founders and the dedicated efforts of our collective employees, who worked tirelessly to continue to serve our customers and communities and successfully consummate the merger and subsequent capital raise.”

“Finally, on behalf of my fellow members of the Board of Directors, I wish to thank Wayne-Kent Bradshaw, former CEO of Broadway and our Chairman, for his skillful leadership of Broadway over the years and through the consummation of the merger.  I would like to further express our deep appreciation to the former directors of Broadway and CFBanc Corporation whose service concluded with the closing of the merger for their steady and dedicated stewardship of each organization.”

COVID-19 Pandemic Impact

Broadway continues to monitor the impact of the lingering COVID-19 Pandemic on its operations.  To date, Broadway has not implemented layoffs or furloughs of any employees because of the Pandemic.

Although Broadway Bank developed plans and policies for providing financial relief to borrowers that may experience difficulties in meeting the terms of their loans, as of March 31, 2021, none of its borrowers had requested loan modifications and Broadway Bank had not had any delinquencies related to COVID-19.

As of March 31, 2021, Broadway Bank had not participated in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) because  Broadway Bank did not historically offer SBA loans.  Instead,  management focused on selective originations of multi-family residential loans and, to a lesser extent, other commercial real estate (“CRE”) loans, including construction loans.

Net Interest Income

For the first quarter of 2021, net interest income was $2.8 million, compared to $2.9 million for the first quarter of 2020.  Average interest-earning assets increased by $5.1 million compared to the first quarter of the prior year, but the increase was more than offset by a decrease of 7 basis points in the net interest margin.

Interest and fees on loans receivable decreased by $715 thousand to $3.6 million for the first quarter of 2021, from $4.4 million for the first quarter of 2020.  The decrease in interest and fees on loans receivable primarily resulted from a decrease of $64.8 million in the average balance of loans receivable, which decreased interest income by $654 thousand.  In addition, the average yield on loans decreased by 6 basis points to 4.03% from 4.09%, which decreased interest income by $61 thousand.

Interest income on securities decreased by $14 thousand for the first quarter of 2021 compared to the first quarter of 2020.  The decrease in interest income on securities primarily resulted from a decrease of $533 thousand in the average balance of securities and a decrease of 41 basis points in the average interest rate earned on securities.

Other interest income decreased by $65 thousand for the first quarter of 2021 compared to the first quarter of 2020.  The decrease was primarily due to a decrease of 111 basis points in the average rate earned on interest-bearing deposits, which decreased interest income by $129 thousand, partially offset by the effects of an increase of $70.1 million in the average balance of interest-earning deposits, which increased interest income by $76 thousand.  In addition, there was a decrease of $12 thousand in dividends earned on Federal Home Loan Bank (“FHLB”) stock during the first quarter of 2021, compared to the first quarter of 2020 due to a decrease of 200 basis points in the average rate earned on FHLB stock, which decreased interest income by $17 thousand, partially offset by an increase of $309 thousand in the average balance of FHLB stock, which increased interest income by $5 thousand.

Interest expense on deposits decreased to $383 thousand for the first quarter of 2021 from $1.1 million for the first quarter of 2020.  The decrease of $672 thousand in interest expense on deposits was primarily due to a decrease of 87 basis points in the average cost of deposits, which offset growth of $4.2 million in total average deposits.  The increase in average deposits was primarily due to growth in NOW accounts, savings accounts, and money market accounts.

Interest expense on borrowings decreased by $69 thousand for the first quarter of 2021 compared to the first quarter of 2020.  The decrease in interest expense on borrowings reflected a decrease of 27 basis points in the overall cost of borrowings, which decreased interest expense by $74 thousand, offset by a net increase of $1.6 million in the average balance of borrowings, which increased interest expense by $5 thousand.

Loan Loss Provision/Recapture

As a small banking institution, Broadway is not required to adopt the Currently Expected Credit Losses, or CECL, accounting standard until 2023; consequently, Broadway Bank’s allowance for loan and lease losses (“ALLL”) is based on evidence available at the date of preparation of its financial statements, rather than on projections of future economic conditions over the life of the loans.  In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt servicing and loan-to-value ratios.  As of March 31, 2021, Broadway Bank had no delinquencies in its loan portfolio.  Management is continuing to monitor the loan portfolio and regularly communicating with borrowers to determine the continuing adequacy of the ALLL.

Broadway Bank did not record any loan loss provision or recapture during the first quarter of 2021, but recorded a net loan loss provision of $29 thousand during the first quarter of 2020 for economic uncertainties related to the COVID-19 Pandemic.  At March 31, 2021, the Bank maintained its ALLL at $3.2 million, the same as December 31, 2020.  No loan charge-offs were recorded during the quarters ended March 31, 2021 and 2020.

At March 31, 2021, the ALLL was 0.88% of Broadway Bank’s gross loans receivable held for investment, as compared to 0.84% at March 31, 2020 and 0.88% at December 31, 2020.  The ALLL was 423.0% of total non-performing loans at March 31, 2021 compared to 1,146.8% at March 31, 2020.  The decrease in the ratio was primarily due to an increase in non-performing loans from $280 thousand at March 31, 2020 to $760 thousand at March 31, 2021, primarily due to the addition of one church loan with a balance of $480 thousand.  The ALLL was 408.5% of total non-performing loans at December 31, 2020.  The Bank has not had any real estate owned from foreclosures (“REO”) since the sale of a single REO property in April 2019.

Non-interest Income

Non-interest income for the first quarter of 2021 totaled $123 thousand, compared to $197 thousand for the first quarter of 2020.  The decrease in non-interest income of $74 thousand was primarily due to decreases in service charges on deposits of $51 thousand, net gain on sales of loans of $7 thousand and other miscellaneous fees of $16 thousand.

Non-interest Expense

Total non-interest expense was $8.6 million for the first quarter of 2021, compared to total non-interest expense of $3.1 million for the first quarter of 2020.  The increase of $5.5 million was primarily due to $5.4 million of costs associated with the merger, including compensation and benefits expense of $3.4 million, $1.8 million in professional service expense, and $213 thousand in insurance expense.  The merger-related compensation expenses were primarily comprised of $3.2 million of severance for Broadway’s executive officers, $120 thousand related to the termination of Broadway’s Director Emeritus Policy, and $109 thousand from the accelerated vesting of restricted stock awards.  The merger-related professional service expenses were primarily comprised of $933 thousand for financial advisory fees, $478 thousand for legal fees, $185 thousand for printing, mailing, and proxy solicitor costs, and $140 thousand for audit, tax, and consulting fees.  In addition, Broadway incurred additional insurance costs of $213 thousand related to the merger for D&O tail insurance for the former directors and officers of Broadway and Broadway Bank.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  Broadway recorded income tax benefits of $2.2 million and $50 thousand for the first quarter of 2021 and 2020, respectively.  The increase of $2.1 million in income tax benefit during the first quarter of 2021 compared to the same period of 2020 was primarily due to the increase in pretax loss caused by merger-related expenses and low-income housing tax credits.

Broadway had no valuation allowance on its deferred tax assets, which totaled $7.1 million and $5.6 million at March 31, 2021 and December 31, 2020, respectively.

As previously reported, Broadway expects to record a partial write-down of its deferred tax assets during the second quarter of 2021 because the number of shares sold in the private placements completed on April 6, 2021 exceeded the threshold under the federal tax code that triggers limitations on the use of those assets.  Based on currently available data and the stock price on the merger date, the write-down is expected to be approximately $700 thousand.

Balance Sheet Summary

Total assets decreased by $3.8 million to $479.6 million at March 31, 2021 from $483.4 million at December 31, 2020.  The decrease in total assets primarily consisted of decreases in cash and cash equivalents of $8.0 million and investment securities available-for-sale of $675 thousand, offset by increases in loans receivable held for investment of $2.4 million, deferred tax assets of $1.5 million, and other assets of $1.2 million.

Loans held for investment, net of the allowance for loan losses, increased by $2.4 million to $362.5 million at March 31, 2021, compared to $360.1 million at December 31, 2020.  The increase was primarily due to loan originations of $23.9 million in multi-family loans and other CRE loans, offset by loan repayments of $21.6 million during the first quarter of 2021.  During the first quarter of 2020, the Bank did not originate any loans held for investment.

The Bank had no loans held for sale as of March 31, 2021 and December 31, 2020.

Deposits decreased by $3.3 million to $312.3 million at March 31, 2021 from $315.6 million at December 31, 2020, which consisted of decreases of $17.1 million in certificates deposit, $2.8 million in CDARS, and $499 thousand in deposits gathered from a deposit listing service, offset by an increase of $17.1 million in liquid deposits (NOW, demand, money market, and passbook accounts).

Total borrowings decreased by $255 thousand to $113.6 million at March 31, 2021 from $113.8 million at December 31, 2020 due to a quarterly principal payment on the junior subordinated floating rate debentures.  There was no change in FHLB advances during the first quarter of 2021.

Other liabilities increased by $4.1 million to $8.4 million at March 31, 2021 from $4.3 million at December 31, 2020.  The increase was primarily due to accruals for various expenses related to the merger with CFBanc Corporation.

Stockholders’ equity was $45.1 million, or 9.40% of Broadway’s total assets, at March 31, 2021, compared to $48.9 million, or 10.11% of Broadway’s total assets, at December 31, 2020.  Broadway’s book value was $1.62 per share as of March 31, 2021, compared to $1.74 per share as of December 31, 2020.

At March 31, 2021, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 17.95%, and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 8.89%, compared to a Total Capital ratio of 20.20% and a Leverage ratio of 9.54% at December 31, 2020.

On April 6, 2021, Broadway completed the sale of 18,474,000 shares of common stock in the previously announced private placements with institutional and accredited investors, raising $32.9 million in gross proceeds.  Broadway intends to use the net proceeds of approximately $30.9 million for general corporate purposes, including originating loans supporting investments in multifamily affordable housing, small businesses, and nonprofit community facilities located in the low-to-moderate income communities in Southern California and the Metropolitan Washington, D.C. area that are served by Broadway’s wholly owned bank subsidiary, City First Bank, National Association.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary,  which is the leading community-oriented bank in Southern California and, following the merger, in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@broadwayfederalbank.com

Media Relations
Gloria Nauden, VP Marketing & Communications, (202) 528-9005
gnauden@cityfirstbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”  “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time from ongoing business operations due to the merger, the dilutive effect of shares of  our common stock issued in the merger and private placement transactions; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that the we may not be able to successfully integrate the businesses of the pre-merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at https://www.broadwayfederalbank.com/financial-highlights and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this communication, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2021	December 31, 2020
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$88,156	$96,109
Securities available-for-sale, at fair value	10,023	10,698
Loans receivable held for sale	-	-
Loans receivable held for investment	365,735	363,344
Allowance for loan losses	(3,215)	(3,215)
Loans receivable held for investment, net of allowance	362,520	360,129
Total assets	479,594	483,378
Deposits	312,315	315,630
FHLB advances	110,500	110,500
Junior subordinated debentures	3,060	3,315
Total stockholders’ equity	45,076	48,885

Book value per share	$1.62	$1.74
Equity to total assets	9.40%	10.11%

Asset Quality Ratios:
Non-accrual loans to total loans	0.21%	0.22%
Non-performing assets to total assets	0.16%	0.16%
Allowance for loan losses to total gross loans	0.88%	0.88%
Allowance for loan losses to non-performing loans	423.03%	408.51%

Non-Performing Assets:
Non-accrual loans	$760	$787
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$760	$787

Delinquent loans (including less than 30 days delinquent)	$-	$-

	Three Months Ended March 31,
Selected Operating Data and Ratios:	2021		2020
Interest income	$3,777		$4,571
Interest expense	932		1,673
Net interest income	2,845		2,898
Loan loss provision	-		29
Net interest income after loan loss provision	2,845		2,869
Non-interest income	123		197
Non-interest expense	(8,627)		(3,149)
Loss before income taxes	(5,659)		(83)
Income tax benefit	(2,172)		(50)
Net loss	$(3,487)		$(33)

Earnings per common share-diluted	$(0.13)		$-

Loan originations (1)	$23,961		$65,939

Net recoveries to average loans	(0.00	)%(2)	(0.00	)%(2)
Return on average assets	-2.88	%(2)	-0.03	%(2)
Return on average equity	-28.66	%(2)	-0.27	%(2)
Net interest margin	2.40	%(2)	2.47	%(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized